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Caterpillar Inc.
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Chairman and Chief Executive Officer
Caterpillar Inc.
Peoria, IL 61629

May 26, 2011

Dear Sir or Madam:

We had a strong 2010 and are off to an even better start this year.  Our management team is charged up and ready to deliver results.  As we near our annual meeting, I encourage you to pay particular attention to the following matters that have been presented for your consideration:

Vote FOR the election of David Calhoun
Dave is a former GE Vice Chairman (high tech manufacturing) and is the current Chief Executive Officer of The Nielsen Company (branding and marketing).  You can imagine the insight someone with that combination would bring to our board of directors. Although he has drawn the scrutiny of ISS because he presently sits on three other public company boards, his board service does not violate our policy for outside directors and he has not had attendance issues.  Let’s not miss out on this terrific opportunity to get an expert in global marketing, branding and manufacturing working for you.

Vote AGAINST Majority Voting Election Standard – Stockholder Proposal 8
In lieu of majority voting, our board has adopted a director resignation policy.  The policy provides that any director nominee who receives a greater number of votes "withheld" than votes "for" must tender his or her resignation for consideration by the board of directors.  Evaluation of these resignations is a serious matter for the Caterpillar board.  Last year four Caterpillar directors, in compliance with this policy, offered to resign because of a change in their professional circumstances or age.  In each case the board accepted these resignations.  The board greatly respects your vote; however, in light of rigid ISS rules and the automatic application of its recommendations by many shareholders, we believe it is useful to have the board conduct a final review of the specific circumstances surrounding any large “withhold” vote.

Vote AGAINST Special Stockholder Meetings – Stockholder Proposal 9
Last year we amended our charter to eliminate the staggered or “classified” board.  All directors are now up for election annually, so to the extent the proponent’s rationale for the proposal is to allow stockholders to change out the board, there is already an annual opportunity to do so.  All Caterpillar directors, except me, are independent.  Your directors must exercise their business judgment in accordance with their fiduciary duties in determining whether there is a need for stockholders to take action outside of the annual meeting process.  We don’t believe that a small group of stockholders will be in a better position than the board to make that decision.

Thank you for your support.

Sincerely,

/s/ Douglas R. Oberhelman
Douglas R. Oberhelman
Chairman & CEO